Exhibit 99.1

VIRGIN AMERICA REPORTS AUGUST 2015 OPERATIONAL RESULTS

San Francisco – Wednesday September 9, 2015 – Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for August 2015. The airline’s traffic (measured in revenue passenger miles) increased 1.5 percent on capacity (measured in available seat miles) that was 4.0% higher from the same month in 2014.

Load factor was 83.6 percent, a decrease of 2.0 points from August 2014. The number of onboard passengers increased 10.5 percent from the same month last year.

	August				August Year to Date
	2015	2014	Change		2015	2014	Change
Revenue Passenger Miles (000)	954,152	939,927	1.5%		6,900,203	6,838,204	0.9%
Available Seat Miles (000)	1,141,438	1,097,547	4.0%		8,290,293	8,231,102	0.7%
Passenger Load Factor	83.6%	85.6%	(2.0	pts)	83.2%	83.1%	0.1	pts
Onboard Passengers (000)	648	586	10.5%		4,614	4,394	5.0%

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Media Contact: Dave Arnold: 917.968.3622 or dave.arnold@virginamerica.com

Investor Contact: Stephen Shulstein: 650.645.5694 or stephen.shulstein@virginamerica.com

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities — like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 — including being named the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards for the past seven consecutive years and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past eight consecutive years. For more: www.virginamerica.com

SOURCE: Virgin America